CHINDEX INTERNATIONAL, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

BETHESDA, M.D., June 4, 2007  -- Chindex International, Inc. (NASDAQ: CHDX), announced today that its Board of Directors has adopted a Stockholder Rights Plan through the adoption of a Rights Agreement.

The Rights Agreement is designed to preserve long-term values and protect stockholders against unfair tactics to acquire control of the Company.  It has not been adopted in response to any major purchase of CHDX common stock, and the Company is not aware of any such major purchases.  Rather, the Board of Directors has adopted the Rights Plan at this time in order to safeguard the interests of the Company’s stockholders.

In connection with the adoption of the Rights Plan, the Board of Directors has declared a dividend distribution of one Right for each outstanding share of CHDX common stock, regardless of class, payable to stockholders of record at the close of business on June 14, 2007.  The new Rights will expire on June 14, 2017.

Each Right entitles stockholders to purchase from the Company one one-hundredth of a share of junior participating preferred stock at an exercise price of $58.  The Rights will become exercisable only if a person or group, other than certain current control persons, acquires 15% or more of CHDX’s common stock (an “Acquiring Person”), or commences a tender or exchange offer which, if consummated would result in the person or group becoming an Acquiring Person.  Prior to that time, the Rights will not trade separately from the common stock.

If a person or group becomes an Acquiring Person, each Right will then entitle all other stockholders to purchase, by payment of the exercise price, CHDX common stock (or a common stock equivalent) with a value of twice the exercise price.  In addition, at any time after a person or group becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding common stock, the Board of Directors may, at its option, require each outstanding Right (other than Rights held by the Acquiring Person) to be exchanged for one share of CHDX common stock (or one common stock equivalent).

If a person or group becomes an Acquiring Person and the Company is acquired in a merger or other business combination or sells more than 50% of its assets or earning power, each Right will entitle all other holders to purchase, by payment of the $58 exercise price, common stock of the acquiring company with a value of twice the exercise price.

The Company may redeem the Rights at $.01 per Right at any time prior to the time that any person or group becomes an Acquiring Person.

Details of the adoption of the Rights Plan will be outlined in the Company’s Form 8-A filing with the SEC and in a letter that will be mailed to all stockholders.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong.  It provides healthcare services through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China.  The Company’s hospital network currently operates in the Beijing and Shanghai metropolitan areas.  The Company sells medical products manufactured by various major multinational companies, including Siemens AG, which is the Company’s exclusive distribution partner for the sale and servicing of color Doppler ultrasound systems.  It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank.  With twenty-six years of experience, over 1,000 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities.  Additional information regarding Chindex International, Inc. may be obtained by visiting the Company’s web site at http://www.chindex.com.

Forward Looking Information

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time.  Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  The Company has no obligation to update these forward-looking statements.